Execution Version

SHAREHOLDER SERVICES AGREEMENT

This SHAREHOLDER SERVICES AGREEMENT (“Agreement”) dated January 13, 2025, is by and between SunAmerica Series Trust (the “Trust”), on behalf of the Class 2 and Class 3 shares of its separately designated series, listed on Schedule A (each, a “Portfolio” and collectively, the “Portfolios”), and The United States Life Insurance Company in the City of New York (the “Life Company”). The Trust and the Life Company are collectively referred to as the “Parties.”

WHEREAS, the Trust has adopted a service plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), for each of the Class 2 shares and Class 3 shares of the Portfolios (the “Class 2 Plan” and “Class 3 Plan,” respectively, and collectively, the “Plans”); and

WHEREAS, the Life Company has agreed to provide, or arrange to provide, certain shareholder services to the Contract owners who are indirect beneficial owners of Class 2 and Class 3 shares of the Portfolios (“Covered Services”), including such Covered Services as may be requested by the Board of Trustees of the Trust (the “Board”) from time to time, in connection with Class 2 and/or Class 3 shares of the Portfolios; and

WHEREAS, the Life Company issues variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”); and

WHEREAS, the Life Company has entered into one or more Participation Agreements (as may be amended and restated from time to time) with the Trust, pursuant to which the Trust has agreed to make shares of certain of its Portfolios available for purchase by one or more of the Life Company’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, the Life Company expects that the Trust and its Portfolios can derive certain benefits from the Life Company’s performance of the Covered Services listed on Schedule B hereto for the Trust in connection with the Contracts issued by the Life Company; and

WHEREAS, the Life Company desires to be compensated for providing such Covered Services to Contract owners who are indirect beneficial owners of Class 2 and/or Class 3 shares; and

WHEREAS, the Trust desires to retain the Covered Services of the Life Company and to compensate the Life Company for providing such Covered Services;

WHEREAS, the Trust has authorized the Life Company to enter into agreements with financial intermediaries to provide compensation to such financial intermediaries for providing Covered Services to Contract owners who are indirect beneficial owners of Class 2 or Class 3 shares of a Portfolio; and

WHEREAS, the Life Company may reallocate all or a portion of its Service Fee (as defined herein) to such financial intermediaries;

NOW, THEREFORE, the Parties agree as follows:

Section 1. Shareholder Services; Payments Therefor.

(a) The Life Company shall provide the Covered Services set out in Schedule B, attached hereto and made a part hereof, as the same may be amended from time to time. For such services, the Trust agrees to pay to the Life Company a fee (the “Service Fee”) equal to 0.15% and 0.25% of the average daily net assets of the Portfolios’ Class 2 and Class 3 shares, respectively, attributable to the Contracts issued by the Life Company.

(b) The Trust shall calculate the Service Fee at the end of each month and will make such payment to the Life Company, without demand or notice by the Life Company, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

Section 2. Nature of Payments.

The Parties to this Agreement recognize and agree that payments hereunder are for Covered Services only and do not constitute payment in any manner for investment advisory or distribution services and are not otherwise related to investment advisory or distribution services or expenses. The Life Company represents and warrants that the fees to be paid hereunder for Covered Services to be rendered by the Life Company pursuant to the terms of this Agreement are to compensate the Life Company only for providing Covered Services to the Trust, do not reimburse or compensate the Life Company for providing distribution services with respect to the Contracts or any Separate Account, and are not duplicative of any services that the Life Company provides to the Trust pursuant to any other agreement. Nothing herein shall prohibit the Life Company from collecting payments in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the services provided herein.

Section 3. Reports.

The Life Company acknowledges that the Trust is obligated to provide to the Board, at least quarterly, a written report of the amounts expended pursuant to the Plans and this Agreement and the purposes for which such expenditures were made. Accordingly, the Life Company agrees to provide the Trust with such assistance as the Trust may reasonably request so that the Trust can report such information to the Board in a timely manner.

The Life Company further agrees to provide the Trust with such assistance as the Trust may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Trust to appropriate regulatory bodies and third party reporting services.

Section 4. Term and Termination.

(a) This Agreement shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved by a vote of the Board, and of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plans or in any agreements related to the Plans, cast in person at a meeting called for the purpose of voting on the Plans or agreements.

(b) Any Party may terminate this Agreement, without the payment of any penalty, on 6 months prior written notice to the other Party. This Agreement may be terminated as to any Portfolio or class at any time by a vote of a majority of the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plans or any agreements related to the Plans or by a vote of a majority of the outstanding voting securities of the Portfolio or class (as applicable).

(c) This Agreement shall automatically terminate in the event of its assignment.

Section 5. Amendment; Entire Agreement.

(a) This Agreement may be amended upon mutual agreement of the Parties in writing, except as expressly provided to the contrary in this Agreement. However, the Parties recognize that the Plans that this Agreement implements may not be amended to increase materially the amount to be spent for distribution without shareholder approval and that all material amendments of the Plans must be approved by a vote of the Board, and of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plans or in any agreements related to the Plans, cast in person at a meeting called for the purpose of voting on the Plans or agreements. This Agreement, together with the Schedules attached hereto, constitutes the sole agreement between the Parties regarding the Covered Services listed on Schedule B hereto.

(b) The Parties shall cooperate to update Schedule A within 30 days of the end of each calendar quarter to reflect changes to the list of Portfolios subject to this Agreement. The Parties agree that Schedule A may be amended for purposes of this paragraph (b) and otherwise without an executed written amendment if an authorized person of the Trust delivers by email to an authorized person of the Life Company a copy of an amended and restated Schedule A, dated as of the date such amended and restated Schedule A is intended to be effective, and the authorized person of the Life Company acknowledges in a responding email that the amended and restated Schedule A has been received.

Section 6. Notices.

All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to the Life Company:

The United States Life Insurance Company in the City of New York

2727-A Allen Parkway

Houston, Texas 77019

Attention: President, Individual Retirement and Life Insurance

Email address: Legal@corebridgefinancial.com

If to the Trust: SunAmerica Series Trust 21650 Oxnard Street, 10th Floor Woodland Hills, CA 91367 Attention: President Email address: SAAMCoLegal@corebridgefinancial.com	With a copy to: SunAmerica Asset Management, LLC 30 Hudson Street, 16th Floor Jersey City, NJ 07302 Attention: General Counsel Email address: SAAMCoLegal@corebridgefinancial.com

Section 7. Miscellaneous.

(a) Indemnification. The Life Company agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the Securities Act of 1933 (the “Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Life Company) or expenses (including without limitation the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, or common laws or otherwise, insofar as such Losses arise out of the Life Company’s negligent or willful act, omission or error relating to this Agreement or the Life Company’s breach of this Agreement.

The Trust agrees to indemnify and hold harmless the Life Company and each of its officers, directors, employees and agents and each person, if any, who controls the Life Company within the meaning of Section 15 of the Securities Act of 1933 (the “Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses (including without limitation the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, or common laws or otherwise, insofar as such Losses arise out of the Trust’s negligent or willful act, omission or error relating to this Agreement or the Trust’s breach of this Agreement.

(b) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York without reference to the conflict of law principles thereof; provided that if New York law conflicts with the 1940 Act, the provisions of the latter shall control.

(f) Severability.

(i) This Agreement shall be severable as it applies to each Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter.

(ii) This Agreement shall be considered to be a separate and severable agreement between the Trust and each respective Life Company.

(iii) If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(g) Liability of Massachusetts Business Trusts. With respect to the Trust, which is organized as a Massachusetts business trust, the declaration of trust establishing the Trust, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name of the Trust refers to the trustees collectively as Trustees, not as individuals or personally; and that no Trustee, shareholder, officer, employee or agent of such Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust or any Portfolio; but that the Trust estate shall be liable. Notice is hereby given that nothing contained herein shall be construed to be binding upon any of the Trustees, officers, or shareholders of such trust individually.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	/s/ Bryan A. Pinsky
Name: Bryan A. Pinsky
Title: President, Individual Retirement

SUNAMERICA SERIES TRUST

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

[Signature Page to SAST Shareholder Services Agreement – USL]

SCHEDULE A

Portfolios of SunAmerica Series Trust

SA AB Growth Portfolio

SA AB Small & Mid Cap Value Portfolio

SA American Funds Asset Allocation Portfolio*

SA American Funds Global Growth Portfolio*

SA American Funds Growth Portfolio*

SA American Funds Growth-Income Portfolio*

SA American Funds VCP Managed Allocation Portfolio*

SA BlackRock Multi-Factor 70/30 Portfolio*

SA BlackRock VCP Global Multi Asset Portfolio*

SA Emerging Market Equity Index Portfolio*

SA Federated Hermes Corporate Bond Portfolio

SA Fidelity Institutional AM® International Growth Portfolio*

SA Fidelity Institutional AM® Real Estate Portfolio

SA Fixed Income Index Portfolio*

SA Fixed Income Intermediate Index Portfolio*

SA Franklin BW U.S. Large Cap Value Portfolio

SA Franklin Small Company Value Portfolio*

SA Franklin Systematic U.S. Large Cap Core Portfolio*

SA Franklin Systematic U.S. Large Cap Value Portfolio

SA Franklin Tactical Opportunities Portfolio*

SA Global Index Allocation 60/40 Portfolio*

SA Global Index Allocation 75/25 Portfolio*

SA Global Index Allocation 90/10 Portfolio*

SA Goldman Sachs Multi-Asset Insights Portfolio*

SA Index Allocation 60/40 Portfolio*

SA Index Allocation 80/20 Portfolio*

SA Index Allocation 90/10 Portfolio*

SA International Index Portfolio*

SA Invesco Growth Opportunities Portfolio

SA Janus Focused Growth Portfolio

SA JPMorgan Diversified Balanced Portfolio

SA JPMorgan Emerging Markets Portfolio

SA JPMorgan Equity-Income Portfolio

SA JPMorgan Global Equities Portfolio

SA JPMorgan Large Cap Core Portfolio

SA JPMorgan MFS Core Bond Portfolio

SA JPMorgan Mid-Cap Growth Portfolio

SA JPMorgan Ultra-Short Bond Portfolio

SA Large Cap Growth Index Portfolio*

SA Large Cap Index Portfolio*

SA Large Cap Value Index Portfolio*

SA MFS Blue Chip Growth Portfolio

A-1

SA MFS Massachusetts Investors Trust Portfolio

SA MFS Total Return Portfolio

SA Mid Cap Index Portfolio*

SA Morgan Stanley International Equities Portfolio

SA PIMCO Global Bond Opportunities Portfolio

SA PIMCO RAE International Value Portfolio

SA PIMCO VCP Tactical Balanced Portfolio*

SA PineBridge High-Yield Bond Portfolio

SA Putnam International Growth and Income Portfolio

SA Schroders VCP Global Allocation Portfolio*

SA Small Cap Index Portfolio*

SA T. Rowe Price Asset Allocation Growth Portfolio*

SA T. Rowe Price VCP Balanced Portfolio*

SA VCP Dynamic Allocation Portfolio*

SA VCP Dynamic Strategy Portfolio*

SA VCP Index Allocation Portfolio*

SA Wellington Capital Appreciation Portfolio

SA Wellington Government and Quality Bond Portfolio

SA Wellington Strategic Multi-Asset Portfolio*

*	Portfolio does not have Class 2 shares.

A-2

SCHEDULE B

The Life Company shall provide the Covered Services as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by the Life Company and the Trust, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

Covered Services shall include without limitation:

a) Distribution of shareholder reports, annual prospectuses, and annual statements of additional information to existing Contract owners (but not to prospective investors);

b) The preparation, printing and distribution of reports of values to owners of Contracts who have contract values allocated to the Portfolios;

c) Compensating financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses solely in connection with their provision of the types of services covered by this Agreement and the respective Plan to existing Contract owners;

d) Receiving and answering correspondence from existing Contract owners (including requests for prospectuses and statements of additional information for the Trust);

e) Answering questions about the Portfolios from existing Contract owners;

f) Preparation, printing and distribution of subaccount performance figures for subaccounts investing in the Portfolios; and

g) Other shareholder services as mutually agreed upon by the parties.

B-1